As filed with the Securities and Exchange Commission on November 13, 2020

Registration No. 333-249648

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sotera Health Company

(Exact name of Registrant as specified in its charter)

Delaware	7389	47-3531161
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

(440) 262-1410

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

Matthew J. Klaben, Esq.

Senior Vice President, General Counsel and Secretary

Sotera Health Company

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

(440) 262-1409

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Arthur D. Robinson, Esq. John C. Ericson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 3 to the Registration Statement on Form S-1 of Sotera Health Company is to file exhibits 1.1 and 5.1. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

SEC registration fee	$134,470
FINRA filing fee	185,390
Stock exchange listing fee	295,000
Printing and engraving expenses	400,000
Legal fees and expenses	4,500,000
Accounting fees and expenses	1,500,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	500,000

Total	$7,524,860

We will bear all of the expenses shown above.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. Our amended and restated certificate of incorporation will eliminate the potential personal monetary liability of our directors to us or our stockholders for breaches of their duties as directors except as otherwise required under the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

We have entered into or will enter into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions expected to be included in our amended and restated certificate of incorporation and the indemnification agreements that we have entered into or will enter into with our directors and officers may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We maintain standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (ii) to us with respect to payments which we may make to such officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. Although directors designated for election to our board of directors by investment funds and entities affiliated with either Warburg Pincus or GTCR may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or GTCR, respectively, we have agreed in our Stockholders’ Agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or GTCR or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

PIK Toggle Notes

On November 24, 2017, Sotera Health Company (formerly known as Sotera Health Topco, Inc.) issued an aggregate principal amount of $75.0 million of 8.125%/8.875% Senior PIK Toggle Notes due 2021 (the “PIK Toggle Notes”), which was used to pay a cash distribution to Topco Parent, which, in turn, used such proceeds for distributions, equity repurchases and other payments to its equity holders. The initial purchasers for the PIK Toggle Notes were Jefferies LLC and Goldman Sachs & Co. LLC.

The PIK Toggle Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth in beginning on page II-4 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

* (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* (i) The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

EXHIBIT INDEX

Exhibit No	Description of Exhibits
1.1	Form of Underwriting Agreement

3.1**	Form of Certificate of Incorporation of the Registrant

3.2**	Form of Bylaws of the Registrant

4.1	[Reserved]

4.2**	Form of Amended and Restated Registration Rights Agreement

4.3**	Indenture, dated as of December 13, 2019, among Sotera Health Holdings, LLC, the Registrant, the intermediate parents and subsidiary note parties thereto and Wilmington Trust, National Association, as second lien notes collateral agent, calculation agent and trustee

4.4**	Indenture, dated as of July 31, 2020, among Sotera Health Holdings, LLC, the Registrant, the intermediate parents and subsidiary note parties thereto and Wilmington Trust, National Association, as first lien notes collateral agent, calculation agent and trustee

4.5**	Form of Senior Secured Second Lien Floating Rate Note due 2027 (included in Exhibit 4.3)

4.6**	Form of Senior Secured First Lien Floating Rate Note due 2026 (included in Exhibit 4.4)

4.7**	First Supplemental Indenture, dated as of July 31, 2020, among Sotera Health Holdings, LLC, the additional guarantors party thereto and Wilmington Trust, National Association, as trustee and second lien notes collateral agent

4.8**	Second Supplemental Indenture, dated as of October 9, 2020, among Sotera Health Holdings, LLC and Wilmington Trust, National Association, as trustee and second lien notes collateral agent

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP

10.1+**	Employment Agreement by and between Sotera Health Company and Michael B. Petras, Jr., dated as of November 10, 2020

10.2+**	Employment Agreement by and between Sotera Health Company and Scott J. Leffler, dated as of November 10, 2020

10.3+**	Employment Agreement by and between Sotera Health Company and Matthew J. Klaben, dated as of November 10, 2020

10.4+**	Sotera Health Company Supplemental Retirement Benefit Plan, effective as of January 1, 2018

10.5+**	Sotera Health Company 2020 Omnibus Incentive Plan

10.6+**	Form of Sotera Health Company 2020 Omnibus Incentive Plan Restricted Stock Unit Grant Notice and Agreement

10.7+**	Form of Sotera Health Company 2020 Omnibus Incentive Plan Stock Option Grant Notice and Agreement

10.8**	Form of Indemnification Agreement entered into between the Registrant and each director and executive officer

10.9**	Form of Stockholders’ Agreement

10.10**	Credit Agreement, dated as of December 13, 2019, among the Registrant, Sotera Health Holdings, LLC, the lenders and issuing banks party thereto and Jefferies Finance LLC, as first lien administrative agent and first lien collateral agent

10.11**	Guarantee Agreement, dated as of December 13, 2019, among the Registrant, Sotera Health Holdings, LLC, the other guarantors party thereto and Jefferies Finance LLC, as first lien collateral agent

Exhibit No	Description of Exhibits

10.12**	Collateral Agreement, dated as of December 13, 2019, among the Registrant, Sotera Health Holdings, LLC, the other guarantors party thereto and Jefferies Finance LLC, as first lien collateral agent

10.13**	Patent Security Agreement, dated as of December 13, 2019, between Sterigenics U.S., LLC and Jefferies Finance LLC, as collateral agent

10.14**	Trademark Security Agreement, dated as of December 13, 2019, between Sterigenics U.S., LLC and Jefferies Finance LLC, as collateral agent

10.15**	Trademark Security Agreement, dated as of December 13, 2019, between Nelson Laboratories, LLC and Jefferies Finance LLC, as collateral agent

10.16**	Trademark Security Agreement, dated as of December 13, 2019, between Sotera Health LLC and Jefferies Finance LLC, as collateral agent

10.17**	Copyright Security Agreement, dated as of December 13, 2019, among Jefferies Finance LLC and Nelson Laboratories, LLC, as collateral agent

10.18**	Second Lien Collateral Agreement, dated as of December 13, 2019, among the Registrant, Sotera Health Holdings, LLC, the other grantors party thereto and Wilmington Trust, National Association, as second lien notes collateral agent

10.19**	Patent Security Agreement, dated as of December 13, 2019, between Sterigenics U.S., LLC and Wilmington Trust, National Association, as second lien notes collateral agent

10.20**	Trademark Security Agreement, dated as of December 13, 2019, between Sterigenics U.S., LLC and Wilmington Trust, National Association, as second lien notes collateral agent

10.21**	Trademark Security Agreement, dated as of December 13, 2019, between Nelson Laboratories, LLC and Wilmington Trust, National Association, as second lien notes collateral agent

10.22**	Trademark Security Agreement, dated as of December 13, 2019, between Sotera Health LLC and Wilmington Trust, National Association, as second lien notes collateral agent

10.23**	Copyright Security Agreement, dated as of December 13, 2019, between Nelson Laboratories, LLC and Wilmington Trust, National Association, as second lien notes collateral agent

10.24**	First/Second Lien Intercreditor Agreement, dated as of December 13, 2019, among the Registrant, Sotera Health Holdings, LLC, the other grantors party thereto, Jefferies Finance LLC, as first lien collateral agent and Wilmington Trust, National Association, as initial second priority representative

10.25**	First Lien Pari Passu Intercreditor Agreement, dated as of July 31, 2020, among Sotera Health Holdings, LLC, the Registrant, Jefferies Finance LLC as Collateral Agent and Authorized Representative, and Wilmington Trust, National Association as Additional First Lien Collateral Agent and Initial Authorized Representative

10.26**	First Lien Collateral Agreement, dated as of July 31, 2020, among the Registrant, Sotera Health Holdings, LLC, the other grantors party thereto and Wilmington Trust, National Association, as first lien notes collateral agent

10.27**	Patent Security Agreement, dated as of July 31, 2020, between Sterigenics U.S., LLC and Wilmington Trust, National Association, as first lien notes collateral agent

10.28**	Trademark Security Agreement, dated as of July 31, 2020, between Sotera Health Holdings LLC and Wilmington Trust, National Association, as first lien notes collateral agent

10.29**	Copyright Security Agreement, dated as of July 31, 2020, between Nelson Laboratories, LLC and Wilmington Trust, National Association, as first lien notes collateral agent

Exhibit No	Description of Exhibits

10.30**†	Restated Supply Agreement, dated as of October 6, 2020, between a counterparty and Sterigenics U.S., LLC, Sterigenics S. De R.L. De C.V., Sterigenics Costa Rica S.R.L. and Sterigenics EO Canada, Inc.

10.31+**	Form of Restricted Stock Agreement and Acknowledgement

10.32+**	Non-Employee Director Compensation Policy

21.1**	List of Subsidiaries

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)

23.2**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1**	Powers of Attorney (included on signature page to Registration Statement on Form S-1 filed on October 23, 2020)

24.2**	Powers of Attorney (included on signature page to Registration Statement on Form S-1 filed on November 12, 2020)

+	Denotes management contract or compensatory plan or arrangement.
**	Previously filed.
†

Certain confidential portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause us competitive harm if publicly disclosed. We agree to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission on its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broadview Heights, State of Ohio on November 13, 2020.

SOTERA HEALTH COMPANY

By:	/s/ Michael B. Petras, Jr.
Name:	Michael B. Petras, Jr.
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael B. Petras, Jr. Michael B. Petras, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	November 13, 2020

/s/ Scott J. Leffler Scott J. Leffler	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 13, 2020

* Ruoxi Chen	Director	November 13, 2020

*	Director	November 13, 2020
Sean L. Cunningham

*	Director	November 13, 2020
David A. Donnini

*	Director	November 13, 2020
Stephanie Geveda

*	Director	November 13, 2020
Ann R. Klee

*	Director	November 13, 2020
Constantine S. Mihas

*	Director	November 13, 2020
James C. Neary

*	Director	November 13, 2020
Vincent K. Petrella

*By:	/s/ Michael B. Petras, Jr.
Attorney-in-Fact